Exhibit 99.2

AUGUST 8, 2016 / 5:00 PM EDT, MNKD – Q2 2016 MANNKIND CORP EARNINGS CALL

CORPORATE PARTICIPANTS

Rose Alinaya MannKind Corporation - SVP and Principal Accounting Officer

Matthew Pfeffer MannKind Corporation - CEO

Michael Castagna MannKind Corporation - Chief Commercial Officer

Raymond Urbanski MannKind Corporation - Chief Medical Officer

CONFERENCE CALL PARTICIPANTS

Steven Weil Oppenheimer - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the MannKind Corporation 2016 second quarter conference call. My name is Sherri and I’ll be your operator for today’s call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. Please note that this conference is being recorded.

Joining us today from MannKind are Chief Executive Officer, Matthew Pfeffer, Chief Commercial Officer, Michael Castagna, Chief Medical Officer, Raymond Urbanski, and Principal Accounting Officer, Rose Alinaya. I would now like to turn the call over to Ms. Rose Alinaya, Senior Vice President and Principal Accounting Officer of MannKind Corporation. Please go ahead.

Rose Alinaya - MannKind Corporation - SVP and Principal Accounting Officer

Good afternoon, and thank you for joining us on today’s call. Before we proceed further, please note that comments made during this call will include forward-looking statements within the meaning of federal securities laws. It is possible that the actual results could differ from these stated expectations. For factors, which would cause actual results to differ from expectations, please refer to the reports filed by the Company with the Securities and Exchange Commission under the Securities and Exchange Act of 1934.

This conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, August 6 (sic - 8), 2016. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

I am now pleased to introduce Matthew Pfeffer, CEO of MannKind. Matt?

Matthew Pfeffer - MannKind Corporation - CEO

Good afternoon. In January of 2016, I announced an audacious plan, to pivot MannKind in a dramatic way, transforming the Company from one who’s primary purpose was manufacturing into a fully developed commercial enterprise. This plan involved several critical elements. First, by the end of Q1, we had to put into place the organizations and systems necessary to support a commercial product in the marketplace. It included transitioning ongoing clinical programs back to MannKind, setting up medical information request system, developing a pharmacovigilance program, transitioning the safety database, and setting up an adverse event reporting and tracking system, transferring all of the NDA paperwork and other documentation, and so forth. Tremendous undertaking.

At the same time, we are negotiating a transition agreement with Sanofi to ensure that Afrezza would continue to be available until we had built the capability to manufacture and distribute the product ourselves. All this was completed in time to transition the product back to us on April 5 of this year as planned.

Next, we had to build from scratch our commercial infrastructure, including hiring a commercial management team, developing a marketing organization, hiring nurse diabetes educators, medical science liaisons, a payer management organization, and of course hiring and training a field sales force. While again at the same time, we had to convert our manufacturing organization to supply our own MannKind branded product, including new product configurations and to arrange for commercial distribution through a wholesale distribution network.

All of this was completed in record time and as announced last week, MannKind branded Afrezza is available now throughout the United States. Finally, we needed to ensure that we have the necessary financial resources to give us the time to change the commercial trajectory of Afrezza. Accordingly, we executed a financing in May, which provides us sufficient runway to get us into the first quarter of next year. At the same time, we continue to weigh the value proposition of every expenditure the company makes to make our existing and anticipated cash last us for as far into 2017 as possible.

Should we need to raise additional funds, we want to allow as much time as possible to demonstrate the sustained commercial growth. This will ensure that if we need to finance, we will do so under the best possible circumstances. So 2016 to date is a story of a successful pivot to the organization, transforming it into a new entity with the tools to execute on that audacious plan I mentioned earlier.

The second half of 2016 will be about taking those tools and increasing sales of Afrezza. As part of mapping out our strategy for rebuilding the company and relaunching Afrezza, we identified a number of issues that could slow or prevent the sales growth we sought. We then developed a plan for addressing each of them. These issues included, amongst others, pricing, access, reimbursement, titration, spirometry, product positioning and targeting, and potential label changes. Many of these plans have already been put into place. Others are still to come. Mike and Ray will be talking about many of them later in this call.

Bottom line, we built a strategy to get Afrezza into the hands of our target market and maximize its chances of success. But the MannKind story will not stop with Afrezza. We still have a lot of very exciting product opportunities in our pipeline. We have intentionally slowed development of some of the earlier Technosphere programs to preserve cash, but our lead program, (Epi), continues to move forward on the timeline announced at the start of the year. Ray will be providing an update on the development pipeline overall, as well as some important plans to broaden and strengthen the Afrezza label.

In summary, I believe we’ve successfully transformed our Company with all the pieces necessary now in place to execute on our aggressive sales plans and show sustained growth in Afrezza prescribing. We’ve also obtained the cash needed to finance these efforts, keep our burn rate flat by using savings in other areas to fund our commercial operations.

And finally, we continue to advance our pipeline judiciously, keeping our lead development program on track. With that short introduction, I’d now like to turn the call over to Rose to go over our financial results just announced, after which both Mike and Ray will provide some important updates. Rose?

Rose Alinaya - MannKind Corporation - SVP and Principal Accounting Officer

Thank you, Matt. Turning to the financials, the net loss applicable to common stockholders for the second quarter of 2016 increased to $30 million, or $0.07 per share, compared to the net loss applicable to common stockholders of $28.9 million, or $0.07 per share, for the same quarter last year.

Research and development expenses decreased 44% for the second quarter of 2016 compared to the second quarter in 2015, largely due to the restructuring measures taken in 2015 following the completion of Afrezza registration trials. We anticipate our overall R&D expenses will decrease compared to last year as we continue to focus our efforts on the commercialization of Afrezza for the remainder of this year with minimal incremental costs associated with advancing our development pipeline and the initiation of certain clinical studies, balancing these equally critical efforts with our current financial runway.

General and administrative expenses increased 5% for the second quarter of 2016 compared to the same quarter last year, primarily due to sales and marketing expense. We estimate our continuing commercial efforts of Afrezza for the second half of this year will be between $16 million to $18 million. To date, we have spent approximately $4 million related to our sales and marketing efforts. We expect other G&A expenses for the remainder of 2016 to remain relatively flat compared to the prior year.

Manufacturing of commercial product resumed in the second quarter of 2016 in preparation for the relaunch of Afrezza, resulting in the recognition of product manufacturing costs of $3.7 million for the second quarter of 2016. We expect product manufacturing costs to remain relatively flat as compared to last year as we continue to manufacture commercial product.

In the second quarter of 2016, we earned $0.3 million under the profit and loss sharing arrangement with Sanofi related to Afrezza, which will be applied as a prepayment against the balance under the Sanofi loan facility. As of June 30, 2016, the total amount owed to Sanofi is $70.3 million, which includes accrued interest of $4.3 million. Under the terms of this facility, it is not due for repayment until August 2024. Cash and cash equivalents were $63.7 million at June 30, 2016, compared to $27.7 million at the end of first quarter of 2016. In May 2016, we received net proceeds of $47.4 million upon the completion of the registered direct offering.

As part of this transaction, we also issued warrants. Under the accounting rules, provisions of a portion of the warrants resulted in them being reflected as a liability on our balance sheet. This liability is revalued at each quarter end and for the quarter just ended, resulted in a charge to other expense in our income statement. This is a non-cash charge and there is no reason to expect that the adjusted liability will ever be satisfied in cash. If the warrants are exercised, they will result in a net cash — in a cash payment to the Company in exchange for shares. If they are not exercised, they will expire.

In addition to the foregoing cash inflows, we received $9.2 million from Sanofi for the sale of insulin inventory in connection with the insulin put option we exercised following termination. We expect additional receipts from Sanofi under the terms of this agreement later in the year and for some time to come.

Finally, we received $0.7 million from Connecticut as a research and development tax credit. We still have $30.1 million available to borrow under the amended loan arrangement with the Mann Group, and because there has been no use of our ATM facility since its effectiveness, $50 million still remains available.

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Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for your participation. You may now disconnect.